UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2010

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

This Form 8-K/A amends the Current Report on Form 8-K filed by The St. Joe Company (the "Company") on March 17, 2010 regarding the relocation of the Company’s corporate headquarters and the consolidation of certain other existing offices (collectively, the "relocation"). The information previously reported in the original Form 8-K is incorporated by reference into this Form 8-K/A, except to the extent such information has been modified or amended as described herein.

The Company previously disclosed that it expects to incur charges to earnings in connection with the relocation related primarily to termination and relocation benefits for employees. Such charges are expected to be cash expenditures. Based on employee responses to the announced relocation, the Company estimates that total relocation costs should be approximately $5 million (pre-tax). These relocation costs include relocation bonuses, temporary lodging expenses, resettlement expenses, tax payments, shipping and storage of household goods and closing costs for housing transactions. These estimates are based on significant assumptions, such as home values, and actual results could differ materially from these estimates.

In addition to the previously disclosed cash termination benefits of $1.7 million primarily incurred during the first quarter of 2010, the Company estimates that approximately $0.5 million of additional cash termination benefits will be payable to employees terminated in connection with the relocation.

Most of the termination and relocation benefits described above are expected to be incurred through the second quarter of 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

July 7, 2010	By:	/s/ Janna L. Connolly

Name: Janna L. Connolly
Title: Senior Vice President and Chief Accounting Officer